Exhibit 2.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, made effective this 30th day of May 2022 (the “Agreement”), among VisionH2 Holdings AG, a Swiss corporation with an office for business located at Neuhofstrasse 19A, 6340 Baar Switzerland (“VisionH2” or the “Buyer”), First Finance Europe Limited, a UK company with an office for business located at 20-22 Wenlock Road London United Kingdom N1 7GU (“First Finance” or the “Seller”), and Evolution Terminals B.V., a Dutch corporation (“EVO”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns 100% of the issued and outstanding common shares of EVO (“EVO Shares”); and

WHEREAS, Buyer is a 100% owned subsidiary of Vision Hydrogen Corporation (“VIHD”); and

WHEREAS, Buyer desires to purchase the EVO Shares from the Seller and the Seller wishes to sell such shares to Buyer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I
SALE AND PURCHASE OF EVO SHARES

1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, at the Closing (as defined in Section 2.1), Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to Buyer, the EVO Shares free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (collectively, “Liens”).

1.2 Advance Payment. Buyer shall, concurrent with the signing of this Agreement, pay in immediately available funds a fully refundable deposit (the “Deposit”) in the amount of $500,000 (FIVE HUNDERED THOUSAND UNITED STATES DOLLARS) and Seller shall immediately utilize the Deposit to retire EVO’s currents accounts payable for the purpose of satisfying the representation in Paragraph7.2(f). In the event the Transaction does not close on the Closing Date the Seller shall forthwith refund the Deposit to the Buyer.

1.3 Consideration for the EVO Shares. The purchase price for the EVO Shares shall be:

(a) 1,500,000 (ONE MILLION FIVE HUNDRED THOUSAND) shares of common stock of VIHD (the “Purchase Shares”) to be delivered as instructed by Seller at the Closing. The Parties have agreed to value the Purchase Shares at $5.00 per share; and

(b) $3,500,000.00 (THREE MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS) in cash (the “Purchase Cash”), to be paid to CCM (net of the Deposit) at the Closing for an agreed enterprise valuation of EVO of $11,000,000 (ELEVEN MILLION UNITED STATES DOLLARS) (the “Purchase Price”).

aRTICLE ii
CLOSING

2.1 Closing Date. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of the Buyer in Zurich, Switzerland or at such other place as agreed to by Buyer and Seller, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) on May 31, 2022 or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES of seller

The Seller represents and warrants to Buyer as follows:

3.1 Good Title. Seller will be, at the Closing, the record and beneficial owner, and will have has good and marketable title to the EVO Shares in its name, with the right and authority to sell and deliver the EVO Shares to Buyer as provided herein. No physical stock certificates have been provided Seller with respect to the EVO Shares. Upon transfer of the EVO Shares and registering of Buyer as the new owner of the EVO Shares in the share register of EVO, Buyer will receive good title to such EVO Shares, free and clear of all Liens.

3.2 Power and Authority. All acts required to be taken by Seller to enter into this Agreement and to carry out the Transaction have been properly taken. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to bankruptcy, insolvency and similar laws of general applicability as to which Seller is subject.

3.3 No Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder in accordance with the terms hereof: (I) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, in each case having jurisdiction over Seller (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to Seller; and (iii) will not violate or breach any contractual obligation to which Seller or EVO is a party.

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3.4 No Finder’s Fee. Seller has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that EVO or Buyer will be responsible for.

3.5 Purchase Entirely for Own Account. The Purchase Shares proposed to be acquired by Seller hereunder will be acquired for investment for Seller’s own account, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling or otherwise distributing any of the Purchase Shares, except in compliance with applicable securities laws.

3.6 Available Information. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in VIHD. Without limiting the generality of the foregoing, Seller has reviewed VIHD’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and subsequent filings made by VIHD under the Exchange Act with the SEC.

3.7 Non-Registration. Seller understands that the Purchase Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

3.8 Restricted Securities. Seller understands that the Purchase Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Seller pursuant hereto, the Purchase Shares would be acquired in a transaction not involving a public offering. Seller further acknowledges that if the Purchase Shares are issued to Seller in accordance with the provisions of this Agreement, such Purchase Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Seller understands that VIHD will be under no obligation to register for resale the Purchase Shares.

3.9 Legends. Seller understands that the Purchase Shares will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BUYER. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

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3.10 Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act.

3.11 Knowledge. Seller is aware of EVO’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell its EVO Shares.

3.12 Big Boy Representation. The Seller acknowledges and confirms: that Buyer may have, and later may come into possession of, information with respect to EVO, its business affairs and financial condition, its immediate and long term prospects, its resources and ability to raise additional capital as well as its financing and opportunities generally, that is not known to Seller and that may, if known by Seller, be material to a decision to sell the EVO Shares to Buyer; that Seller has determined to sell the EVO Shares notwithstanding its lack of knowledge of information that Buyer may be in possession of or may later come into possession of Buyer; and Buyer shall have no liability to Seller or any other person or entity, and Seller waives and releases any claims that it might have against Buyer or any other party that is based, in whole or in part, on any disparity in access to EVO, knowledge, information or beliefs, including, without limitation, under any foreign, federal or state securities laws, common law or statute, rule or regulation. Seller further acknowledges and agrees that even in the event of any recapitalization, financing, merger, infusion of cash or incurrence of indebtedness provided by or through Buyer, the foregoing provisions shall bar any claim that Seller was deceived or fraudulently induced into proceeding with a sale of the EVO Shares. Seller has been made aware of such disparity of information and has received satisfactory answers to any questions Seller has asked and desires to complete the sale of the EVO Shares contemplated under this Agreement. Buyer has no duty, fiduciary or otherwise, to inform Seller of any information. Seller has acknowledged and does acknowledge that as a result of the foregoing possibilities or events, the value of the ownership of EVO represented by the EVO Shares will increase, in certain cases, potentially significantly, that Seller shall not participate in the appreciation in value of the EVO Shares, and shall have no claim or right to adjustment of the consideration paid for the EVO Shares, and neither Buyer nor EVO has any obligation to provide Seller any other or further protection, consideration, value or notification.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EVO AND SELLER

Each of EVO and CCM represent and warrant to Buyer as follows:

4.1  Organization, Standing and Power. EVO is duly incorporated or organized, validly existing and in good standing under the laws of the Netherlands and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on EVO, a material adverse effect on the ability of EVO to perform its obligations under this Agreement or on the ability of EVO to consummate the Transactions (a “Material Adverse Effect”). EVO is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. EVO has delivered to Buyer true and complete copies of an extract from the Dutch commercial register and the articles of association of EVO, each as amended to the date of this Agreement (as so amended, the “EVO Charter Documents”).

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4.2 Capital Structure. The authorized share capital of EVO consists of registered common shares, EUR 1.00 nominal value, of which __________ shares are issued and outstanding. No physical stock certificates have been provided with respect to the EVO Shares. No other shares or other voting securities or capital stock of EVO (including, without limitation, any securities convertible into or exchangeable into common or preferred stock of EVO) are issued, reserved for issuance or outstanding. All outstanding shares of EVO are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, EVO Charter Documents or any Contract (as defined in Paragraph 4.4(a)) to which EVO is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of EVO having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of EVO Shares may vote (“Voting EVO Debt”). Except as set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which EVO is a party or by which EVO is bound (i) obligating EVO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares or capital stock or other equity interest in, EVO or any Voting EVO Debt, (ii) obligating EVO to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the shares or capital stock of EVO.

4.3 Authority; Execution and Delivery; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Transactions have been duly authorized and approved by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability as to which Seller is subject.

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4.4 No Conflicts; Consents.

(a) The execution and delivery by EVO of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EVO under any provision of (i) EVO Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which EVO is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Paragraph 4.4(b), any material judgment, order or decree (“Judgment”) or material Law applicable to EVO or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, EVO consents to the sale by the Seller of the EVO Shares to Buyer.

(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to EVO in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

4.5 Taxes.

(c) EVO has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of EVO know of no basis for any such claim.

(d) If applicable, EVO has established an adequate reserve reflected on its financial statements for all Taxes payable by EVO (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against EVO, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

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“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

4.6  Benefit Plans. EVO does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of EVO. As of the date of this Agreement there are no severance or termination agreements or arrangements between EVO and any current or former employee, officer or director of EVO, nor does EVO have any general severance plan or policy.

4.7 Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting EVO, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Transactions or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither EVO nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.8 Compliance with Applicable Laws. EVO is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by EVO under), nor has EVO received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.9 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of EVO.

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4.10 Contracts. Except as disclosed in Schedule A, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of EVO. EVO is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.11 Title to Properties. EVO has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which EVO has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of EVO to conduct business as currently conducted.

4.12 Insurance. EVO does not have any insurance policies in place.

4.13 Transactions with Affiliates and Employees. Except as set forth in the Schedule B, none of the officers or directors of EVO and, to the knowledge of EVO, none of the employees of EVO is presently a party to any transaction with EVO (other than for services as employees, officers and directors, or under management services agreements), including any contract, agreement or other arrangement providing for the furnishing of services to or by (but excluding management services), providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of EVO, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.14 Application of Takeover Protections. EVO has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under EVO’s charter documents or the laws of its country, state or province of incorporation that is or could become applicable to EVO as a result of the Seller and EVO fulfilling their obligations or exercising their rights under this Agreement.

4.15 No Additional Agreements. EVO does not have any agreement or understanding with the Seller with respect to the Transactions other than as specified in this Agreement.

4.16 Investment Company. EVO is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.17 Absence of Certain Changes or Events. Except in connection with the Transactions, EVO has conducted its business only in the ordinary course, and during such period there has not been:

(f) any change in the assets, liabilities, financial condition or operating results of EVO, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

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(g) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(h) any waiver or compromise by EVO of a valuable right or of a material debt owed to it;

(i) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by EVO, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(j) any material change to a material Contract by which EVO or any of its assets is bound or subject;

(k) any mortgage, pledge, transfer of a security interest in, or lien, created by EVO, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair EVO’s ownership or use of such property or assets;

(l) any loans or guarantees made by EVO to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(m) any alteration of EVO’s method of accounting or the identity of its auditors;

(n) any declaration or payment of dividend or distribution of cash or other property to any shareholder or any purchase, redemption or agreements to purchase or redeem any shares of capital stock of EVO;

(o) any issuance of equity securities to any officer, director or affiliate; or

(p) any arrangement or commitment by EVO to do any of the things described in this Section.

4.18 Foreign Corrupt Practices. Neither EVO, nor, to EVO’s knowledge, any director, officer, agent, employee or other person acting on behalf of EVO has, in the course of its actions for, or on behalf of, EVO (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.19 Financial Statements; Financial Information. EVO’s financial statements for the period from inception on July 30, 2020 to December 31, 2020 and the draft financial statements for the year ended December 31, 2021 (the “EVO Financial Statements”, fairly present, in all material respects, the financial position of EVO as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Financial Statements are in accordance with the books and records of EVO. All necessary books of account and accounting records have been maintained by EVO, are in EVO’s possession and contain accurate information in accordance with generally accepted principles.

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4.20 Environmental Matters. EVO (i) is in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) has received all permits licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (iii) is in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

4.21. Office of Foreign Assets Control. Neither EVO nor any director, officer, agent, employee or affiliate of EVO is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.22 Money Laundering. The operations of EVO are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving EVO with respect to the Money Laundering Laws is pending or, to the knowledge of the Seller, threatened.

4.23 Intellectual Property. EVO has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with its business (collectively, the “Intellectual Property Rights”). EVO has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. EVO has not received a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any person or entity. To the knowledge of the Seller, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. EVO has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.24 Regulatory Permits. EVO’s current and future projects and business is subject to applications and successful certificates, authorizations, or permits issued by the appropriate federal, state, local or foreign regulatory authorities on a per project basis (“Permits”). The issuing and granting proceeding of such Permits is subject to the respective applicable law of each such project and there are no guarantees that a Permit is issued or granted for a specific project. EVO currently does not posses any Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business.

Article v
REPRESENTATIONS AND WARRANTIES OF BUYER

5.1 Organization, Standing and Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Buyer, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or on the ability of Buyer to consummate the Transactions (a “Buyer Material Adverse Effect”). Buyer is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Buyer Material Adverse Effect.

5.2 Authority; Execution and Delivery; Enforceability. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized and approved by the respective Boards of Directors of Buyer and VIHD and no other corporate proceedings on the part of Buyer or VIHD are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to bankruptcy, insolvency and similar laws of general applicability as to which Buyer is subject. The Purchase Shares, upon issuance in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

5.3 No Conflicts; Consents.

(a) The execution and delivery by Buyer of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) the certificate of incorporation or bylaws of Buyer, (ii) any material Contract to which Buyer is a party or by which any of its properties or assets is bound or (iii) any material Judgment or material Law applicable to Buyer or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

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(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than any filings that may be required under federal, state or foreign securities laws.

ARTICLE VI

DELIVERIES

6.1 Deliveries of the Seller and EVO.

(a) Concurrently herewith the Seller is delivering to Buyer this Agreement executed by the Seller and EVO.

(b) At or prior to the Closing, the Seller shall deliver:

(i) to Buyer, declaration of assignment regarding the EVO Shares as attached hereto as Exhibit A;

(ii) to Buyer, this Agreement which shall constitute a duly executed share transfer power for transfer by Seller of the EVO Shares to Buyer (which Agreement shall constitute a limited power of attorney in Buyer or any officer thereof to effectuate any share transfers as may be required under applicable law, including, without limitation, recording such transfer in the share registry maintained by EVO for such purpose); and

(iii) to Buyer, the certificate required under Paragraph 7.1(a);

(iv) to Buyer a board resolution of EVO approving the share transfer to Buyer and authorizing the board of directors to issue an updated share register evidencing Buyer as shareholder of EVO as attached hereto as Exhibit B;

(v) to Buyer a board resolution of Seller approving this Agreement;

(vi) to Buyer the updated share register of EVO evidencing Buyer as shareholder of EVO as attached hereto as Exhibit C; and

(vii) such other documents as Buyer may reasonably request.

6.2 Deliveries of Buyer.

(a) Concurrently herewith, Buyer is delivering to the Seller and to EVO, a copy of this Agreement executed by Buyer.

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(b) At or prior to the Closing, delivery to the Seller of a board resolution of Buyer approving the Agreement.

(c) At or prior to the Closing, delivery to Seller of the Purchase Cash, net of the Deposit, in clear funds by bank transfer.

(d) Within ten business days after the Closing, and upon receipt of registration instructions from CCM, Buyer shall deliver to or to the direction of CCM a certificate representing the Purchase Shares (or as applicable depository advice).

6.3 Deliveries of EVO.

(a) Concurrently herewith, EVO is delivering to Buyer and the Seller this Agreement executed by EVO.

(b) At or prior to the Closing, EVO shall deliver to Buyer:

(i) A certificate of good standing local equivalent dated within 5 business days of the Closing Date, certified by the Dutch commercial register;

(ii) a certificate from EVO certifying that the attached copies of EVO’s Charter Documents and resolutions of the Board of Directors of EVO approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect; and

(iii) such other documents as Buyer may reasonably request.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Seller and EVO Conditions Precedent. The obligations of the Seller and EVO to enter into and complete the Closing is subject, at the option of the Seller and EVO, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. Buyer shall have delivered to the Seller and EVO, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Seller or EVO, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Buyer.

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(c) Deliveries. The deliveries specified in Section 6.2 shall have been made by Buyer.

(d) Approvals. Seller’s, EVO’s and Buyer’s Board of Directors shall have approved the Transactions, and, if applicable, all regulatory and third-party approvals shall have been obtained.

7.2 Buyer Conditions Precedent. The obligations of Buyer to enter into and complete the Closing are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer in writing.

(a) Representations and Covenants. The representations and warranties of the Seller and EVO contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller and EVO shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller and EVO on or prior to the Closing Date. The Seller and EVO shall have each delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect with respect to the respective obligations of each.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body against EVO or the Seller, or to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Buyer, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of EVO.

(c) No Material Adverse Change. There are no liabilities and there shall not have been any occurrence, event, incident, action, failure to act, or transaction which has had or is reasonably likely to cause a Material Adverse Effect. EVO shall not enter into any material obligation outside the course of ordinary business or enter into any compensatory agreement without Buyer’s prior written consent.

(d) Deliveries. The deliveries specified in Section 6.1 and Section 6.3 shall have been made by the Seller and EVO, respectively.

(e) Satisfactory Completion of Due Diligence. Buyer shall have completed its legal, accounting and business due diligence of EVO and the results thereof shall be satisfactory to Buyer in its sole and absolute discretion.

(f) Liabilities. EVO shall provide a certificate to Buyer that all accounts payable of EVO have been retired, save and except for current liabilities (due in less than 30 days) and unbilled work in progress, all net of VAT receivable.

(g) Approvals. Seller’s, EVO’s and Buyer’s Board of Directors shall have approved the Transactions, and, if applicable, all regulatory and third-party approvals shall have been obtained.

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ARTICLE VIII
Covenants

8.1 Public Announcements. Buyer and the Seller will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges, provided, that this Section will not limit the right of Buyer to make any disclosure in any filing or other disclosure with or to the SEC or any other federal, state or foreign securities regulator, provided that a draft copy of such disclosure is provided to Seller in advance and Seller is given a reasonable opportunity to comment on such disclosure.

8.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by Buyer, whether or not this Agreement is consummated.

8.3 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be reasonably necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

8.4 Filing of 8-K. Buyer shall file, no later than four (4) business days of the Closing Date, a current report on Form 8-K with the SEC disclosing the material terms of this Agreement.

8.6 Access. Each Party shall permit representatives of any other Party to have such access to its premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party as may be reasonably necessary to effectuate the Transactions.

8.7 Preservation of Business. From the date of this Agreement until the Closing Date, EVO shall operate only in the ordinary and usual course of business consistent with its past practices, and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of its businesses, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

8.8. Post-Closing Audit. EVO will, and Seller will co-operate fully in, preparing and delivering to Buyer within sixty (60) days of the Closing financial statements as required by Items 9.01(a) and (b) of SEC Form 8-K (the “Audited Financial Statements”) which Audited Financial Statements shall conform in all material respects to the EVO Financial Statements.

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Article x
INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties of Buyer, EVO and Seller contained in this Agreement or in any other certificate, writing or agreement delivered pursuant hereto or in connection herewith shall the survive the Closing Date for twelve (12) months, except (i) as to any matter as to which a claim has been submitted in writing to the other Party before such date and identified as a claim for indemnification pursuant to this Article X, (ii) as to any matter which is based successfully upon fraud with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations; (iii) those representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.11, which shall survive forever, and Sections 4.5 and 4.20, which shall survive until the expiration of the applicable statute of limitations.

10.2 Obligations of Seller. Seller shall indemnify, defend and hold harmless Buyer and its shareholders, directors, officers, employees, affiliates, agents, representatives and assigns, from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”) up to an amount not exceeding the value of the Purchase Shares then held y the Seller, and the Purchase Shares shall serve as the exclusive security for any Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by a Seller in this Agreement; (ii) the failure of a Seller to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; or (iii) any other matter as to which the Seller in other provision of this Agreement have agreed to indemnify Buyer. Seller shall reimburse the Indemnified Party promptly upon demand for any un-reimbursed payment made or Loss suffered by such Indemnified Party, as such payment is made or Loss suffered, in respect of any Loss, liability, judgment, claim or demand to which the foregoing indemnity relates. “Indemnified Party” means any party entitled to receive indemnification under this Agreement.

10.3 Obligations of Buyer. Buyer shall indemnify, defend and hold harmless Seller and its respective shareholders, directors, officers, employees, affiliates, agents, representatives and assigns from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement; (ii) the failure of Buyer to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement; or (iii) any other matter as to which Buyer in other provision of this Agreement has agreed to indemnify Seller. Buyer shall reimburse the Indemnified Party promptly upon demand for any unreimbursed payment made or Loss suffered by the Indemnified Party at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

10.4 Notice of Loss. The Indemnified Party with respect to any Loss shall give prompt notice thereof to the Indemnifying Party.

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10.5 Defense. In the event any third Party shall make a demand or claim or file or threaten to file or continue any lawsuit, which demand, claim or lawsuit may result in liability to an Indemnified Party in respect of matters embraced by the indemnity under this Agreement, or in the event that a potential Loss, damage or expense comes to the attention of any Party in respect of matters embraced by the indemnity under this Agreement, then the Party receiving notice or becoming aware of such event shall promptly notify the other Party in writing of the demand, claim or lawsuit. Within ten days after written notice by the Indemnified Party (the “Notice”) to an Indemnifying Party of such demand, claim or lawsuit, except as provided in the next sentence, the Indemnifying Party shall have the option, at its sole cost and expense, to retain counsel for the Indemnified Party to defend any such demand, claim or lawsuit; provided that counsel who will conduct the defense of such demand, claim or lawsuit will be approved by the Indemnified Party whose approval will not unreasonably be withheld. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any suit, action or proceeding brought against it with respect to which indemnification may be sought hereunder; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and the Indemnifying Party has not retained separate counsel for the Indemnified Party, (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. No Indemnifying Party, in the defense of any such demand, claim or lawsuit, will consent to entry of any judgment or enter into any settlement without the consent of the Indemnified Party. If any Indemnified Party will have been advised by counsel chosen by it that there may be one or more legal defenses available to such Indemnified Party which are different from or in addition to those which have been asserted by the Indemnifying Party and counsel retained by the Indemnifying Party declines to assert those defenses, then, at the election of the Indemnified Party, the Indemnifying Party will not have the right to continue the defense of such demand, claim or lawsuit on behalf of such Indemnified Party and will reimburse such Indemnified Party and any Person controlling such Indemnified Party on a current basis for the reasonable fees and expenses of any counsel retained by the Indemnified Party to undertake the defense. In the event that the Indemnifying Party shall fail to respond within ten days after receipt of the Notice, the Indemnified Party may retain counsel and conduct the defense of such demand, claim or lawsuit, as it may in its sole discretion deem proper, at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. Failure to provide Notice shall not limit the rights of such party to indemnification, except to the extent the Indemnifying Party’s defense of the action is actually prejudiced by such failure.

10.6 Notice by the Parties. Each Party agrees to notify the other of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article X upon discovery or receipt of notice thereof.

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10.7 Not Exclusive Remedy. Nothing in this Article X shall be deemed to preclude or otherwise limit in any way either Party’s exercise of its other rights or pursuit of other remedies specified in this Agreement.

10.8 Survival. This Article X shall survive the Closing and shall remain in effect indefinitely. Any matter as to which a claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period set forth in Section 10.1 shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

ARTICLE xi
MISCELLANEOUS

11. 1 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Seller.

11.2 Expenses. Except as otherwise provided in this Agreement, Buyer shall bear all expenses (including all legal and travel expenses) incurred by Seller or EVO in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall CCM bear any of such costs and expenses.

11.3 Specific Performance. Each Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Buyer and that Buyer will not have an adequate remedy at law. Therefore, the obligations of a Seller under this Agreement, including, without limitation, such Seller’s obligation to sell its EVO Shares to Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.4 Further Assurances. Seller, EVO and Buyer each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.5 Submission to Jurisdiction; Consent to Service of Process; Attorney’s Fees.

(a) This Agreement shall be governed by and construed in accordance with the laws of England. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts sitting in London, England over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 0.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

11.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules, and Exhibits to this Agreement), constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by each of the Parties. By an instrument in writing, each Party may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York without application of or reference to its choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Except as otherwise specifically provided for herein, the parties agree that in the event any litigation, arbitration, or other proceeding is brought for the interpretation or enforcement of the Agreement, or because of an alleged dispute, default, misrepresentation, or breach in connection with any of the provisions of the Agreement, each party shall bear its own attorneys’ fees, costs, and expenses; provided, however, that, the prevailing party shall be reimbursed of any and all reasonable attorneys’ fees, costs and expenses incurred in any such proceeding.

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11.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.9 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3rd) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 0):

Buyer:

VISIONH2 HOLDINGS AG

Neuhofstrasse 19a, 6340

Baar, Switzerland

Attention: Corporate Secretary

Email: corporate@visionH2.com

VISION HYDROGEN CORPORATION

95 Christopher Columbus Drive, 16th Floor

Jersey City, NJ 07302

Attention: Corporate Secretary

Email: corporate@visionH2.com

with copy to (which copy shall not constitute Notice hereunder):

Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 31st Floor
New York, New York 10036
Email: mross@srf.law
Attention: Marc J. Ross, Esq.

EVO:	EVOLUTION TERMINALS B.V. Zustershof 33, 2632 DN Nootdorp, The Netherlands Attention: Corporate Secretary Email: corporate@evolutionterminals.com

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Seller:	FIRST FINANCE EUROPE LIMITED 20-22 Wenlock Road London United Kingdom N1 7GU Attention: Corporate Secretary Email: corpsec@firstfinance.com

11.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Buyer (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires. Notwithstanding any other provision in this Agreement, CCM may assign (without further recourse to CCM) all of its rights and obligations under this Agreement, on a pro rata basis, to a third party or parties prior to the Closing Date with a concurrent assignment of some or all of the EVO Shares registered in its name PROVIDED THAT such assignee or assignees agree to be bound by the terms of this Agreement in respect of the EVO Shares transferred to them.

11.13 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Buyer:		Seller:

VISIONH2 HOLDINGS AG,		FIRST FINANCE EUROPE LIMITED,
a Swiss corporation		a UK corporation

By:	/s/ Aron Smyth	By:	/s/ Andrew Hromyk
Name:	Aron Smyth	Name:	Andrew Hromyk
Title:	Director	Title:	Director

By:	/s/ Alessandro Levi-Laurenti	EVO:
Name:	Alessandro Levi-Laurenti
Title:	Signatory	EVOLUTION TERMINALS BV,
a Dutch corporation

		By:	/s/ Arron Smyth
		Name:	Arron Smyth
		Title:	Managing Director

Schedule A

Schedule of Material Contracts

1.	Long Lease Agreement between Evolution Terminals BV, North Sea Port Netherlands NV and Van Citters Beheers BV dated December 18, 2020
2.	Project Development/Consultancy Contract between Evolution Terminals BV and Riverlake Solutions S.A. approved March 1, 2021

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Schedule B

Transactions With Affiliates and Employees

1.	Share Premium Conversion Agreement dated May 31, 2022

3

Exhibit A

Declaration of Assignment

The undersigned:

FIRST FINANCE EUROPE LIMITED, a UK company with an office for business located at 20-22 Wenlock Road London United Kingdom N1 7GU, duly represented by Andrew Hromyk herewith assigns

___________________ registered common shares of Evolution Terminals B.V. EUR 1.00 nominal value, being all of the outstanding common shares.

to

VisionH2 Holdings AG, Neuhofstrasse 19A, 6340 Baar Switzerland

Place, Date: _______________ May __, 2022.

________________________

Andrew Hromyk

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Exhibit B

Board resolution of EVO

Resolution

of the board of directors

of

VisionH2 Holdings AG

(fka VoltH2 Holdings AG)

with its registered office in Baar, Switzerland (the „Company”), held in ________________ on 30, May 2022

Background

The board of directors refers to the:

●	Stock Purchase Agreement (the “Agreement”) dated as of May 30, 2022 between First Finance Europe Limited (“Seller”) and the Company (“Purchaser”) regarding the purchase and sale of the shares of Evolution Terminals B.V. by the Seller to the Purchaser for the purchase price of the aggregate amount $ 3’500’000.00 and 1’500’000 shares of Vision Hydrogen Corporation (the “Transaction”).

The board of directors refers to the execution version of the above-mentioned Agreements, of which content each member of the board of directors is fully aware.

Deliberation

After conscientious and careful examination, the board of directors unanimously determines that the present resolution does not violate the Articles of Incorporation or internal regulations of the Company.

Resolutions

The board of directors herewith unanimously resolves the following:

a)	the board of directors approves and authorizes the closing and consummation of the Transaction;

b)	any member of the board of directors and any proxy holder is hereby authorized to sign and execute the corresponding Agreement on behalf of the Company and to take any other actions and sign any documents on behalf of the Company that may be required in connection with the Transaction, in particular power of attorneys to any person to sign and execute the share transfer documents with respect to the shares of Evolution Terminals B.V.

Place, date	Arron Smyth
Member of the board of directors

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Exhibit C

Shareholder Register of EVO

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